Exhibit 99.1

Contact:	Flow Investor Relations
253-813-3286

FLOW COMMENTS ON SHAREHOLDER’S RECENT

LETTER

KENT, Wash., April 6, 2007 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines used for cutting and cleaning applications around the world, issued the following statement to all shareholders from its Board of Directors, in response to a letter that it received from a large shareholder.

Dear Shareholders:

In a recent letter to the Board of Directors (that also was part of a Form 13-D filed with the Securities and Exchange Commission), a large shareholder of our common stock raised questions about the future direction of our Company and what the Board should do to maximize shareholder value.

While we on the Board are disappointed by the tone of the letter that one of our shareholders has chosen to send to the Board and file in his 13-D filing, the Board is nevertheless committed to listening to constructive suggestions and ideas from all of our shareholders. We do not intend to comment on the letter overall but do want to point out that a number of statements in the letter are either factually incorrect or gross mischaracterizations, specifically the comment that the Company is preparing information for interested parties to review.

We can assure you that your Board is, and has been, devoted to optimizing shareholder value. Since completing our two-year restructuring and returning to profitability and growth, we have conducted numerous third-party investment bank reviews of our operations, capital structure, and ownership status to ensure that we are acting in the best long-term interest of all shareholders. The most recent independent review was just completed in January of this year. Nevertheless, in direct response to the questions raised by the shareholder in his letter and 13-D filing dated April 4, 2007, we engaged a different, nationally known and respected investment bank to perform a full, independent review not only of the January findings, but to undertake a full capital markets analysis to ensure that we are considering the broadest range of options and potential opportunities for optimizing shareholder value for the benefit of all shareholders.

Notwithstanding the recent comments made by the shareholder, we intend to proceed in a deliberate manner that takes into account the financial interests of all shareholders. It would be a breach of our fiduciary responsibility to our shareholders for the Board to proceed in any one manner without a thoughtful evaluation of the business, its potential, the state of the marketplace and the Company’s options. Over the coming months, we will study the investment banker’s analysis when it is completed, and before formulating a plan for how to best optimize shareholder interests, which may include the possibility of continuing on the Company’s current course, we will consider a variety of other factors that our Board determines appropriate in assessing the interests of all of our shareholders.

In the meantime, and with solid business fundamentals supporting us, we on the Board remain committed to our search for an incoming CEO to lead the Company in its next stage of growth while ensuring that Flow continues in its role as world leader in industrial waterjet machines.

Most sincerely,

Kathy L. Munro

Chairman of the Board of Directors

Flow International

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the Flow International Corporation Form 10-K/A Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.